Exhibit 5.1

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-239-3300 | Fax: 202-239-3333

May 20, 2019

Veoneer, Inc.

Klarabergsviadukten 70, Section C6

Box 13089, SE-103 02

Stockholm, Sweden

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Veoneer, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, including a related prospectus filed therewith (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) on May 20, 2019 pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed offer and sale by the Company of convertible senior notes (the “Notes”) that are initially convertible into shares of common stock of the Company, par value $1.00 per share (the “Shares”). The Notes are to be issued pursuant to an indenture (the “Indenture”) to be entered into between the Company and U.S. Bank National Association (including any successor, the “Trustee”) and are to be sold by the Company to the several underwriters referenced below for resale to the public pursuant to an underwriting agreement to be entered into among the Company and the representative of the several underwriters to be named therein. We are furnishing this opinion letter to you at your request to enable you to fulfill the requirements of Item 16 of Form S-1 and Item 601(b)(5) of the SEC’s Regulation S-K.

For the purpose of rendering our opinion set forth herein, we have reviewed the following documents: (i) the Amended and Restated Certificate of Incorporation of the Company as filed with the SEC on July 2, 2018; (ii) the Amended and Restated Bylaws of the Company as filed with the SEC on July 2, 2018; (iii) certain records of proceedings of the Board of Directors of the Company (the “Board”) or committees thereof; (iv) the form of Indenture (including the form of global certificate evidencing the Notes contained therein) approved by the Board and filed as an exhibit to the Registration Statement, with the final form, terms, conditions and provisions thereof to be approved by a duly authorized pricing committee of the Board; (v) the Registration Statement; and (vi) originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records and other instruments of the Company and of public officials as we have deemed necessary for the purposes of rendering the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies and the authenticity of the originals of such copies. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Alston & Bird LLP	www.alston.com
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Veoneer, Inc.

May 20, 2019

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York in effect on the date hereof. We have not considered and express no opinion with regard to, or as to the significance or effect in any respect of, laws, rules or regulations of any other jurisdiction (whether foreign or domestic), including, without limitation, the federal laws of the United States (including, without limitation, federal laws and rules and regulations relating to securities), the securities laws of any state of the United States, and regulations of stock exchanges or of any other regulatory body.

Our opinion set forth herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion set forth herein. This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the paragraphs numbered 1 and 2 below, and no opinion may be implied or inferred beyond the opinions expressly stated.

Based solely upon our examination of and reliance upon the foregoing and subject to the limitations, exceptions, qualifications, and assumptions set forth herein, we are of the opinion that:

1.    When (a) the final terms of the Notes have been duly established and approved and (b) the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof in accordance with the Indenture and the Registration Statement, the Notes will be legally issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with the terms thereof and entitled to the benefits of the Indenture.

2.    The Shares, when issued, sold and delivered upon conversion of the Notes in accordance with the Notes and Indenture, will be validly issued, fully paid and non-assessable.

Insofar as the foregoing opinions relate to the legality, validity, binding effect or enforceability of any agreement or obligation of the Company, such opinions are subject to the effects of (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship, and similar laws, and limitations imposed under judicial decisions, related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing, materiality and reasonableness, (iv) the possible unenforceability under certain circumstances of provisions providing for indemnification or contribution that are contrary to public policy, (v) the possible unenforceability or effect of severability provisions, (vi) the possible unenforceability of any waiver of stay, extension or usury laws or of unknown future rights and (vi) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

Veoneer, Inc.

May 20, 2019

We hereby consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours, /s/ Alston & Bird LLP